TherapeuticsMD, Inc. 8-K

Exhibit 99,1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces First Quarter 2020 Financial Results

- 1Q20 total net product revenue of $12.3 million exceeded Wall Street consensus-

- Significantly reducing operating expenses, while maintaining goal of achieving EBITDA breakeven in 2021-

-In discussions with TPG Sixth Street Partners to defer the scheduled start of quarterly revenue covenants due to COVID-19-

-First Orange Book listed patent for ANNOVERA® issued providing potential extended exclusivity to 2039-

-Strengthened board of directors with diverse industry veterans-

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – May 6, 2020 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare Company, today reported financial results for the first quarter ended March 31, 2020.

“I would like to thank our team for delivering a successful quarter during a challenging time. We have made significant progress across the business,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “We delivered a solid quarter in revenue. Recently, we extended the value of our lead asset, ANNOVERA, with the first Orange Book listed patent, and revised our strategic priorities and significantly reduced our operating cost structure, bringing us closer to achieving EBITDA break even in 2021.”

First Quarter & Recent Highlights

•	The Company continued to evaluate its strategy and commercial infrastructure as the impact of COVID-19 persisted. Our strategy remains the same: to drive revenues by prioritizing ANNOVERA® (segesterone acetate and ethinyl estradiol vaginal system) as the lead product, IMVEXXY® (estradiol vaginal inserts) in the second position and BIJUVA® (estradiol and progesterone) in the third position. The Company’s approach is straightforward, reallocate resources towards those products and initiatives that drive the fastest revenue growth, while reducing overall operating expenses. Total operating expenses excluding non-cash items for the first quarter of 2020 were approximately $57.5 million. The Company has initiated measures to reduce its operating expenses for the second quarter by approximately $10 million to $12 million and plans to further reduce total operating expenses to approximately $40 million or below for the third and fourth quarters of 2020. The Company’s goal still remains to achieve EBITDA break even in 2021.
•	Due to the uncertainty created by COIVD-19 and its impact, the Company has been in discussions with TPG Sixth Street Partners (“Sixth Street”) regarding the revenue covenants in the loan document. The Company is working with Sixth Street to defer the scheduled start of the quarterly revenue covenant for two to three quarters to reflect the impact of COVID-19. Sixth Street has expressed preliminary support and while there is currently no final agreement or obligation, they understand the importance of flexibility for our Company at this time.
•	Net product revenue for the first quarter of 2020 was $12.3 million. The Company anticipated that net revenue would be lower in the first quarter of 2020 compared to fourth quarter of 2019 due to the impact of high deductible insurance plans resetting.
•	The COVID-19 pandemic had an impact on all of the Company’s product revenue with the sales force being out of the field for about four weeks of the quarter. In particular, the full commercial launch of ANNOVERA was paused on March 1, 2020 as the Company deferred sales and marketing initiatives due to lack of access to healthcare providers and a shift of patients’ focus during the pandemic.
•	ANNOVERA net revenue of $2.3 million for the first quarter of 2020. Total prescriptions sold to patients doubled for the first quarter of 2020 over the fourth quarter of 2019. Patient demand was greater than the wholesale orders for the first quarter of 2020, reducing inventory with our distributors. Net revenue per unit, calculated from sales to wholesalers and pharmacies, for the first quarter 2020 was approximately $1,350.

•	For the long-term success of ANNOVERA, the Company is focusing on establishing the broad availability of ANNOVERA with retail pharmacies, mail order pharmacies, and online distributors, as well as public health and the military, which allows access where contraception is prescribed.
o	Medicaid access is advancing with 37 states now covering ANNOVERA with average copays of $5 or less. ANNOVERA will be available for Title X entities in early 2020 and expects universities to adopt and prescribe ANNOVERA during the fall 2020 semester. ANNOVERA was added to formulary for the Department of Defense and is currently selling at 92 bases.
•	The United States Patent and Trademark Office (USPTO) recently issued a patent that covers the labeled indication for ANNOVERA that has been listed in the U.S. Food and Drug Administration’s (FDA) Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book). In addition to this patent, which provides patent exclusivity through 2039, ANNOVERA contains segesterone acetate, which qualifies ANNOVERA for FDA regulatory exclusivity through August 2023 under the Hatch-Waxman Act as a “new chemical entity.” Additional utility patent applications for ANNOVERA have been filed, including a design patent that, if issued, would strengthen the product’s exclusivity position.
•	IMVEXXY® first quarter 2020 net revenue was $6.4 million. In the first quarter of 2020, approximately 134,000 IMVEXXY prescriptions were dispensed to patients. Average calculated net revenue per unit on these dispensed products was approximately $48 for the first quarter of 2020. IMVEXXY is the fastest growing product in the vulvar and vaginal atrophy (VVA) market with 10.8% market share of total prescriptions in March 2020. Strong IMVEXXY refill rates continued with patients adhering to therapy. Patients on IMEXXY for one year average six fills.
•	IMVEXXY has market access for the majority of lives under commercial plans with 72% unrestricted commercial coverage, including all of the top ten commercial payors of VVA products. Three of the top eight Medicare Part D payors of VVA products cover IMVEXXY. While COVID-19 has slowed down the payor review process, the Company will continue to seek profitable preferred level access in Medicare Part D to keep patient copay experience consistent across commercial and Part D. IMVEXXY Medicaid access is advancing with 21 states now unrestricted in Medicaid with average copays of $5 or less.
•	BIJUVA® capsules first quarter 2020 net revenue was $1.1 million. In the first quarter of 2020, approximately 26,000 prescriptions were dispensed to patients. Average calculated net revenue per unit on these dispensed products was approximately $43 for the first quarter of 2020.
•	BIJUVA has market access for the majority of lives under commercial plans with 54% commercial coverage, including seven of the top ten commercial payors of vasomotor symptoms (VMS) products. BIJUVA Medicaid access is advancing with 21 states now unrestricted in Medicaid with average copays of $5 or less.
•	On behalf of the Board of Directors of TherapeuticsMD, Inc., Chairman Tommy G. Thompson recently strengthened the Board with the appointments of Paul Bisaro, Gail Naughton, Ph.D. and Karen Ling. These independent directors bring diversity, significant experience and a unique skillset to contribute to the Company’s next stage of growth. As part of the Board of Directors’ continued review of its composition and effectiveness, the Board has reduced its size from eleven directors to nine directors.

First Quarter 2020 Revenue Performance

For the quarter ended March 31, 2020, net product revenue was $12.3 million compared to $15.9 million for the prior quarter.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Three Months Ended December 31, 2019
Prenatal vitamins	$2,473,691	$1,935,971	$2,576,319
IMVEXXY	6,392,601	2,010,680	6,347,301
BIJUVA	1,111,604	—	1,211,456
ANNOVERA	2,272,761	—	5,766,604
Net revenue	$12,250,657	$3,946,651	$15,901,680

Net Product Revenue

Net product revenue for the quarter was significantly affected by the COVID-19 pandemic for all product sales. Though ANNOVERA was commercially launched in early March of 2020, the Company subsequently paused the launch due to the COVID-19 pandemic. Net product revenue of $12.3 million for the quarter ended March 31, 2020 included a slight increase in IMVEXXY revenue offset by a decrease in net revenues for ANNOVERA, BIJUVA, and prenatal vitamins. This net product revenue was comprised of sales of IMVEXXY of $6.4 million, BIJUVA of $1.1 million, ANNOVERA of $2.3 million, and prenatal vitamins of $2.5 million. The decrease in ANNOVERA net revenue was due to the decline in unit sales, which was largely due to the paused launch in March 2020 as a result of the COVID-19 pandemic. The decrease in BIJUVA net revenue was due primarily to the decrease in revenue per unit while the decrease in net revenue related to the Company’s prenatal vitamins was due to a decline in units sold when compared to the quarter ended December 31, 2019.

Net revenue for IMVEXXY and BIJUVA has been greatly affected by the Company’s co-pay assistance programs introduced to provide products at a reasonable cost regardless of insurance coverage. The Company expects net product revenue to improve as commercial and Medicare payor coverage increases, and the plans complete the process needed to adjudicate IMVEXXY, BIJUVA, and ANNOVERA prescriptions at pharmacies.

Expense, EPS and Related Information

Research and Development (R&D) expenses for the first quarter of 2020 were $3.3 million compared with $4.4 million for the prior quarter. R&D expenditures have been reduced as the Company refocused resources towards launching its approved drugs. Though the Company continued to deploy adequate resources to develop its drug pipeline, continue stability testing and validation on its drugs, develop and validate secondary manufacturers, prepare regulatory submissions, and work with regulatory authorities on existing submissions, the Company is committed to refocusing resources to complete the launch of ANNOVERA and continue the commercialization of its other FDA approved products.

SG&A expenses increased to $57.0 million for the first quarter of 2020 compared with $52.7 million for the prior quarter. The increase in SG&A expenses for first quarter 2020 was primarily a result of higher expenses associated with sales and marketing efforts to support the significant initiatives related to the launch of ANNOVERA in March 2020, which was subsequently paused as a result of the COVID-19 pandemic. Additionally these higher expenses related to the continued commercialization of BIJUVA and IMVEXXY, which was also pre-empted by the COVID-19 pandemic. In the case of all products the increased costs related to advertising expenses and spend on consumer media while certain one-time launch expenses related to the paused launch of ANNOVERA were also incurred. Near the end of the quarter, the Company pulled back on a large portion of the marketing spend due to COVID-19, which will result in reduced costs in the second quarter that will continue to play out in subsequent quarters.

Human resources costs, including salaries, benefits and taxes, for the three months ended March 31, 2020 decreased compared to the quarter ended December 31, 2019. Other operating expenses for the three months ended March 31, 2020 remained flat, when compared to the three months ended December 31, 2019, due to the Company’s effort to focus spend on commercialization of its products. The Company expects total operating costs to be significantly reduced for the remainder of the year.

Net loss for the first quarter of 2020 increased to $56.8 million, or $0.21 per basic and diluted share, compared with $49.4 million, or $0.19 per basic and diluted share, for the fourth quarter of 2019.

Balance Sheet

As of March 31, 2020, the Company’s cash on hand totaled $170.1 million, compared with approximately $160.8 million at December 31, 2019.

Total outstanding debt, net of issuance costs, was approximately $243.4 million as of March 31, 2020 compared to $194.6 million as of December 31, 2019. The change is due to the drawdown of the $50 million tranche for meeting the fourth quarter 2019 revenue draw trigger.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Wednesday, May 6, 2020
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	5832796

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 5832796.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
•	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
•	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the Company’s ability to protect the intellectual property related to its products; the effects of the COVID-19 pandemic; the Company’s ability to maintain or increase sales of its products; the Company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the Company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw an additional tranche thereunder and whether the lender will make such tranche available; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the Company’s current or future approved products or preclude the approval of the Company’s future drug candidates; whether the FDA will approve the efficacy supplement for the lower dose of BIJUVA; the Company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the Company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the Company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the Company’s licensees to commercialize and distribute the Company’s products; the ability of the Company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the Company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the Company’s common stock and the concentration of power in its stock ownership. PDF copies of the Company’s historical press releases and financial tables can be viewed and downloaded at it website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets:
Cash	$170,097,813	$160,829,713
Accounts receivable, net of allowance for doubtful accounts of $781,419 and $904,040, respectively	20,664,009	24,395,958
Inventory	14,607,453	11,860,716
Other current assets	6,618,367	11,329,793
Total current assets	211,987,642	208,416,180

Fixed assets, net	2,330,190	2,507,775

Other Assets:
License rights, net	38,475,797	39,221,308
Intangible assets, net	5,616,832	5,258,211
Right of use assets	9,757,167	10,109,154
Other assets	473,009	473,009
Total other assets	54,322,805	55,061,682
Total assets	$268,640,637	$265,985,637

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$28,714,327	$19,181,212
Other current liabilities	32,924,485	33,823,613
Total current liabilities	61,638,812	53,004,825

Long-Term Liabilities:
Long-term debt	243,428,671	194,634,643
Operating lease liability	8,782,274	9,145,049
Total long term liabilities	252,210,945	203,779,692
Total liabilities	313,849,757	256,784,517

Commitments and Contingencies

Stockholders' (Deficit) Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 271,677,742 and 271,177,076 issued and outstanding, respectively	271,678	271,177
Additional paid-in capital	706,789,283	704,351,222
Accumulated deficit	(752,270,081)	(695,421,279)
Total stockholders' (deficit) equity	(45,209,120)	9,201,120
Total liabilities and stockholders' equity	$268,640,637	$265,985,637

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Product revenue, net	$12,250,657	$3,946,651	$15,901,680

Cost of goods sold	2,715,051	762,827	2,878,590

Gross profit	9,535,606	3,183,824	13,023,090

Operating expenses:
Sales, general, and administrative	56,927,021	34,864,082	52,734,093
Research and development	3,268,829	6,317,882	4,432,224
Depreciation and amortization	261,994	106,938	248,830
Total operating expenses	60,457,844	41,288,902	57,415,147

Operating loss	(50,922,238)	(38,105,078)	(44,392,057)

Other income (expense)
Miscellaneous income	335,482	688,721	621,126
Interest expense	(6,262,046)	(2,090,018)	(5,664,583)
Total other expense	(5,926,564)	(1,401,297)	(5,043,457)

Loss before income taxes	(56,848,802)	(39,506,375)	(49,435,514)

Provision for income taxes	—	—	—

Net loss	$(56,848,802)	$(39,506,375)	$(49,435,514)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.21)	$(0.16)	$(0.19)

Weighted average number of common shares outstanding, basic and diluted	271,459,522	241,006,032	261,752,076

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(56,848,802)	$(39,506,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	198,839	66,494
Amortization of intangible assets	63,155	40,444
Non-cash operating lease expense	351,987	219,765
(Recovery of) provision for doubtful accounts	(122,621)	82,284
Share-based compensation	2,366,453	2,586,948
Amortization of deferred financing fees	319,408	120,146
Amortization of license fee	745,511	—
Changes in operating assets and liabilities:
Accounts receivable	3,854,569	(3,963,214)
Inventory	(2,746,737)	(1,688,045)
Other current assets	4,436,047	987,794
Accounts payable	9,533,115	2,621,402
Accrued expenses and other current liabilities	(1,261,904)	268,939

Net cash used in operating activities	(39,110,980)	(38,163,418)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(421,775)	(403,496)
Purchase of fixed assets	(21,254)	(262,418)

Net cash used in investing activities	(443,029)	(665,914)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	72,109	100,107
Proceeds from Financing Agreement	50,000,000	—
Payment of deferred financing fees	(1,250,000)	—

Net cash provided by financing activities	48,822,109	100,107

Increase (decrease) in cash	9,268,100	(38,729,225)
Cash, beginning of period	160,829,713	161,613,077
Cash, end of period	$170,097,813	$122,883,852

Supplemental disclosure of cash flow information

Interest paid	$5,892,639	$1,913,956